UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 8, 2010
Date of Report (Date of earliest event reported)

Octagon 88 Resources, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-53560	26-2793743
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Briar Hollow Lane, Suite 263, Houston, Texas	77027
 (Address of principal executive offices)
(Zip Code)

(713) 552-9800
Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers; Compensatory Arrangements of Certain Officers

Mr. Donald Nicholson – Age 43

Mr. Nicholson joined the Board of Directors on April 8, 2010.  He has over 20 years of international project and business management experience ranging from concept development through to post-operational support, covering several business sectors including manufacturing, education, construction, real estate, and high-technology.  From September 2008 to date, Mr. Nicholson has been involved in the provision of consulting services to public and private companies in areas such as business development, operational guidance, and administrative matters.  Previously, from April 2005 to August 2008, Mr. Nicholson was a director and officer of Terra Nostra Resources Corp., a US public company involved in the development of metals refining operations in China, where he was involved in various senior level management roles. Mr. Nicholson was an executive officer of Terra Nostra Resources Corp. until August, 2008.   Terra Nostra Resources Corp. was involuntarily petitioned into bankruptcy by certain of the creditors in November, 2008.  From May 2002 to March 2005, Mr. Nicholson was the Vice President of Operations for a European bicycle manufacturer based in Greece, B-Tech SA, where he was responsible for administration and production management, business process re-engineering to further the technological evolution of the company, and ISO implementation. Mr. Nicholson graduated from the University of British Columbia in 1991 with a Bachelor of Commerce degree.

Mr. Nicholson is not an officer or director of any other reporting issuers.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Octagon 88 Resources, Inc.

Dated: April 12, 2010	By:	/s/ Clinton F. Bateman
Clinton F. Bateman
`	President